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                                                                     EXHIBIT 4.6

                                PENNZOIL COMPANY
                          SAVINGS AND INVESTMENT PLAN
                              FOR HOURLY EMPLOYEES

              (As Amended and Restated Effective October 1, 1994)


                                Third Amendment

          Pennzoil Company, a Delaware corporation (the "Company"), having established the Pennzoil Company Savings and Investment Plan for Hourly Employees, effective January 1, 1989, as having thereafter amended and restated said Plan effective October 1, 1994 (the "Plan"), and having reserved the right under Section 10.4 thereof to amend the Plan, does hereby amend the Plan, effective as herein provided, as follows:

          1. Article I of the Plan is hereby amended, effective January 1, 1997, by adding the following definition thereto to read as follows:

          "Prior Savings Plan Account: The account maintained by a Member who previously participated in the Pennzoil Company Savings and Investment Plan pursuant to the provisions of such plan and which has been transferred to this Plan pursuant to Section 4.11 and adjustments relating thereto."

          2. Article IV of the Plan is hereby amended effective January 1, 1997, by adding a new Section 4.11 to read as follows:

          "4.11 Prior Savings Plan Accounts: At the Member's request, the Committee shall instruct the Trustee to accept a transfer of full shares of Pennzoil Company Common Stock, Battle Mountain Gold Company Common stock ("BMGC Stock"), and cash in lieu of fractional shares from the Prior Savings Plan, which assets are attributable to the Member's interest in such Prior Savings Plan. Any such transferred assets shall be maintained in the Trust Fund on behalf of the Member as a separate account under this Plan, which shall be designated as a Prior Savings Plan Account. Except as provided below, a Member who has a Prior Savings Plan Account may elect to invest all or any part of such Prior Savings Plan Account, other than those assets held in the BMGC Stock Fund, in any of the Investment Funds
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     authorized under Section 9.2.  No portion of those assets held in the BMGC
     Stock Fund may be commingled with other assets of the Trust Fund for investment purposes and any cash dividends or other income paid with respect to such fund shall be reinvested in Pennzoil Company Common Stock. Such Prior Savings Plan Account shall at all times be 100% vested in the Employee or Member, and shall not share in the Income of the Trust Fund in accordance with Section 5.2 or in Employer Matching Contribution allocations. Subject to such rules and procedures as may be adopted by the Committee and communicated to Members, any Member who has a Prior Savings Plan Account may withdraw all of such account by giving the Committee appropriate timely written notice of such withdrawal. Upon termination of employment, the total amount of the Prior Savings Plan Account shall be distributed in kind in accordance with Article VIII. The Prior Savings Plan Account shall have two subaccounts, the first to be known as the Prior Savings Plan Employee Account and representing the Member's balance in his Employee Account held under the Prior Savings Plan and transferred to this Plan, and the second to be known as the Prior Savings Plan Employer Account and representing the balance of the Company Account held for such Member under the Prior Savings Plan and transferred to this Plan."

          3. The first sentence of the second paragraph of Section 8.1B is hereby amended in its entirety, effective January 1, 1998, to read as follows:

          "If the amount to which a terminated Member is entitled is not more than $5,000, such amount shall be paid to the Member as soon as practicable after his Distribution Date; if such amount is in excess of $5,000, the distribution shall be made only if the Member so consents."

          IN WITNESS WHEREOF, Pennzoil Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this _____ day of _____________, 1998, but effective as of the dates provided herein.

                                    PENNZOIL COMPANY



                                    By:
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                                         William B. St. Clair
                                         Agent and Attorney-in-Fact

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ATTEST:



---------------------------
Secretary

[SEAL]

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